Exhibit 99

Hillshire Brands Reports Fourth Quarter Results and Declares Dividend

DOWNERS GROVE, IL (August 9, 2012) – The Hillshire Brands Company (NYSE: HSH) today reported fourth quarter and full year fiscal 2012 results from continuing operations and provided guidance for fiscal 2013. Due to matters described below, the company limited its release to operating segment financial results.

In association with the June 28, 2012 spin-off of the company’s international coffee & tea business into an independent public company named D.E MASTER BLENDERS 1753, N.V., Hillshire Brands has classified historical results of the spun-off businesses as discontinued operations. On August 1, 2012, D.E MASTER BLENDERS announced that it had discovered accounting irregularities involving previously reported financial results for its Brazilian operations and will be restating previously issued financial statements. Hillshire Brands also reported that it will restate previously issued financial statements to reflect the impact of these accounting irregularities on discontinued operations. While the restatement will impact the reported results of the discontinued operations of Hillshire Brands, it is not expected to have any meaningful impact on the results of operating segment income from continuing operations. The restatement is not expected to impact Hillshire Brands’ fiscal 2013 results.

Fourth Quarter Highlights (continuing operations)

•	3.3% increase in adjusted[1] net sales to $1.02 billion; reported net sales of $1.02 billion flat to prior year

•	Adjusted operating segment income decreased 3.1% to $100 million; reported operating segment income decreased 0.4% to $76 million

•	MAP spend up 8.9% for the quarter

Full Year 2012 Highlights (continuing operations)

•	4.0% increase in adjusted net sales to $4.04 billion; 1.9% increase in reported net sales to $4.09 billion

•	Adjusted operating segment income decreased 4.7% to $396 million; reported operating segment income decreased 9.0% to $351 million

•	MAP spend up 11.1% for the year to 3.4% of net sales

Quarterly Dividend Declared

The company’s board of directors declared a regular quarterly dividend of $0.125 per share on the company’s common stock, payable on October 5, 2012. The dividend is payable to stockholders of record as of the close of business on September 4, 2012.

CEO Perspective

“Our team delivered solid results in the face of a difficult operating environment,” said Sean Connolly, CEO of Hillshire Brands. “We are just beginning to see the impact of our plan to strengthen our core business and expand into adjacencies. Our volumes have stabilized and performance across our key brands has improved. With our senior leadership team now largely in place, our entire organization is focused on driving growth and innovation while continuing to manage costs.”

He added, “As we’ve said previously, fiscal 2013 will be a transition year as we continue to drive execution of our three year plan. We are committed to taking the necessary actions to deliver strong and sustainable shareholder returns. Looking forward, the launch of our new advertising beginning in the first quarter, followed by the introduction of new and improved products and packaging later in the year are important steps in supporting our objectives.”

1 The term “adjusted net sales” and other financial measures identified as “adjusted” are explained and reconciled to comparable GAAP measures at the end of this release.

Hillshire Brands Reports Fourth Quarter Results and Declares Dividend – Page 2

Total Business Segments (Excluding General Corporate Expenses)

			$ in millions
Fourth Quarter				Fiscal Year

2012	2011	% Change	Continuing Operations	2012	2011	% Change
$1,016	$984	3.3%	Adjusted Net Sales	$4,039	$3,884	4.0%

1,016	1,016	0.0%	Reported Net Sales	4,094	4,019	1.9%

100	102	(3.1)%	Adjusted Op Segment Income	396	414	(4.7)%

76	77	(0.4)%	Reported Op Segment Income	351	386	(9.0)%

26	24	8.9%	MAP	137	124	11.1%

Definition of Segments

The company has slightly modified the composition of two of its segments. Results from the Aidells and Gallo business, previously reported in the Foodservice & Specialty Meats segment, are now reported in the Retail segment. Aidells was acquired in May 2011. Hogs, commodity pork and turkey results for the year and Senseo results for the first nine months of fiscal 2012, previously reported in the Retail segment, are now reported in Foodservice/Other. The company exited the Senseo business at the end of the third quarter 2012.

The “as adjusted” results shown in this release now include the impact of acquisitions from the date of purchase and exclude the results of exited and disposed of businesses for all periods presented. Previously, these results would have been excluded from our “as adjusted” numbers for the year over year periods in which we did not have comparable results. Organic sales growth, excluding acquisitions, is noted in the discussion of segment continuing operations results below.

Discussion of Continuing Operations Results

Retail

Net sales in the retail segment increased 5.0% in the quarter. Organic sales growth was 1.7%, driven by pricing and favorable mix. Total volume increased 0.8% in the quarter. Organic volume for the quarter declined approximately 1%, partially driven by the timing of Easter (Q3 in fiscal 2012, Q4 in fiscal 2011). Sales of Ball Park’s new Flame Grilled Patties have exceeded expectations and the increased MAP spend in the quarter helped Ball Park Hot Dogs turn in a strong performance over Memorial Day and leading into the Fourth of July. On the Jimmy Dean business, the Meat Lover’s Bowl that was launched in the third quarter continued to show strong sales and high distribution. Aidells had another strong quarter with double digit growth.

Adjusted operating segment income increased by 3.7%; primarily driven by positive pricing to commodities and the inclusion of a full quarter of Aidells performance. The benefit of pricing and acquisitions was partially offset by higher distribution expense.

For the full year, Retail adjusted net sales increased 4.5%. Organic sales growth was 0.7%, driven primarily by pricing which was offset by lower volume and discounts to move aged inventory. Adjusted operating segment income decreased 0.6% in fiscal 2012 as improvements in SG&A, positive pricing to commodities and the inclusion of a full year of Aidells performance were offset by lower volumes and higher distribution costs.

Hillshire Brands Reports Fourth Quarter Results and Declares Dividend – Page 3

Foodservice/Other

In the fourth quarter, Foodservice/Other adjusted net sales declined 1.2% with the meats business outperforming the bakery business. The meats business benefited from increased convenience store sales while the bakery business was unfavorably impacted by disruptions from plant upgrades at the Tarboro, North Carolina facility and continued industry weakness in desserts. Adjusted operating segment income decreased $9 million, primarily due to lower pricing, unfavorable mix, higher distribution costs, and the Tarboro plant upgrades.

For the full fiscal year, Foodservice/Other adjusted net sales increased 2.4% primarily driven by higher prices and higher commodity sales in the second half. Adjusted operating segment income contracted 22% in the fiscal year, driven by lower non-commodity volumes, higher trade spend, discounts for aged inventory (discussed last quarter), and the disruptions associated with the Tarboro plant upgrades.

Australian Bakery

Sales in the quarter were down as a result of negative currency impacts. The business increased sales by 1% for the full year, helped by positive currency impacts, and also swung to a full year operating profit of $4 million after showing a $2 million loss in fiscal 2011. The business introduced new dessert products and closed some less profitable outlet stores in the quarter. Additionally, the Australian business has completed the separation from the international coffee & tea company and is operating on a stand-alone basis.

Outlook for Fiscal 2013

In fiscal year 2013, sales are expected to be roughly in line with fiscal 2012 on a dollar basis. Adjusted EPS is expected to be between $1.40 and $1.55.

Management’s outlook for fiscal 2013 assumes modest commodity deflation. Adjusted operating segment income is expected to be flat to modestly down as a result of investments behind higher brand support and innovation. The benefits of significant cost reductions do not fully offset inflation and certain increases in SG&A. As previously communicated, the company also anticipates an effective tax rate of 35%, net interest expense of between $35-$40 million, and corporate expenses of approximately $70 million, excluding significant items and mark-to-market impacts related to commodity hedges.

Webcast and Form 10-K

The Hillshire Brands Company’s review of its results for the fourth quarter and fiscal 2012 year from continuing operations (through operating segment income) will be broadcast live via the Internet today at 9:00 a.m. CDT. The live webcast can be accessed in the Investor Relations section on www.hillshirebrands.com and is anticipated to conclude by 10:00 a.m. CDT. For people who are unable to listen to the webcast live, a recording will be available on the website at 2:00 p.m. on the day of the webcast until February 9, 2013. Hillshire Brands has also provided slides containing additional information that will be reviewed during its fourth quarter webcast. The slides can be accessed in the Investor Relations section on www.hillshirebrands.com under Investor News and Events.

Amounts included in the release are preliminary, pending The Hillshire Brands Company’s filing of its Form 10-K with the Securities and Exchange Commission. The filing is expected on or before the end of August, pending the completion of the investigation of the accounting matters in the spun-off Brazilian business of D.E MASTER BLENDERS 1753, N.V. The Form 10-K will be available in the Investor Relations section (Financial/SEC Information page) on www.hillshirebrands.com.

About The Hillshire Brands Company

The Hillshire Brands Company (NYSE: HSH) is a leader in meat-centric food solutions for the retail and foodservice markets. The company generates nearly $4 billion in annual sales and has approximately 9,500 employees. Hillshire Brands’ portfolio includes iconic brands such as Jimmy Dean, Ball Park, Hillshire Farm, State Fair, Sara Lee frozen bakery and Chef Pierre pies, as well as artisanal brands Aidells and Gallo Salame. The company, formerly known as Sara Lee Corporation, began trading under the “HSH” ticker symbol on June 29, 2012, following the successful spin-off of its international coffee and tea business. For more information on the company, please visit www.hillshirebrands.com.

Contact:

Investor Relations:  Melissa Napier, +1.630.598.8739

Media:                     Jon Harris, +1.630.598.8661

Hillshire Brands Reports Fourth Quarter Results and Declares Dividend – Page 4

Forward-Looking Statements

This release contains forward-looking statements regarding Hillshire Brands’ business prospects and future financial results and metrics, including statements contained under the heading “Outlook for Fiscal 2013” and the expected impact of the restatement of historical financial results. In addition, from time to time, in oral statements and written reports, the company discusses its expectations regarding the company’s future performance by making forward-looking statements preceded by terms such as “anticipates,” “intends,” “expects,” “likely” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events and are inherently uncertain.

Investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements, and the company wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Hillshire Brands’ actual results to differ from such forward-looking statements are those described under Item 1A, Risk Factors, in Hillshire Brands’ most recent Annual Report on Form 10-K and other SEC Filings, as well as factors relating to:

•

Hillshire Brands’ spin-off of its international coffee and tea business in June 2012, including (i) Hillshire Brands’ ability to generate the anticipated benefits from the spin-off; (ii) the transition of leadership to a new senior management team and the departure of key personnel with historical knowledge; (iii) impact of the spin-off on Hillshire Brands’ relationships with its employees, major customers and vendors and on Hillshire Brands’ credit ratings and cost of funds; and (iv) potential tax liabilities and other indemnification obligations;

•	The completion of the investigation of the accounting matters in the spun-off Brazilian business and the final nature and scope of the restatement of the company’s historical financial results;

•

The consumer marketplace, such as (i) intense competition, including advertising, promotional and price competition; (ii) changes in consumer behavior due to economic conditions, such as a shift in consumer demand toward private label; (iii) fluctuations in raw material costs, Hillshire Brands’ ability to increase or maintain product prices in response to cost fluctuations and the impact on profitability; (iv) the impact of various food safety issues and regulations on sales and profitability of Hillshire Brands products; and (v) inherent risks in the marketplace associated with product innovations, including uncertainties about trade and consumer acceptance;

•

Hillshire Brands’ relationship with its customers, such as (i) a significant change in Hillshire Brands’ business with any of its major customers, such as Wal-Mart, its largest customer; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

•

Other business decisions, such as (i) Hillshire Brands’ ability to generate margin improvement through cost reduction and productivity improvement initiatives; (ii) Hillshire Brands’ credit ratings, the impact of Hillshire Brands’ capital plans on such credit ratings and the impact these ratings and changes in these ratings may have on Hillshire Brands’ cost to borrow funds and access to capital/debt markets; and (iii) the settlement of a number of ongoing reviews of Hillshire Brands’ income tax filing positions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Hillshire Brands transacts business.

In addition, Hillshire Brands’ results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where the company competes. Hillshire Brands undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Financial Summary - As Adjusted *

For the Quarter and Fiscal Year ended June 30, 2012 and July 2, 2011 (in millions, except per share data - unaudited)

	Quarter ended			Fiscal Year ended

	June 30,	July 2,	%	June 30,	July 2,	%
	2012	2011	Change	2012	2011	Change
Continuing operations:

Adjusted net sales:

Retail	$734	$698	5.0%	$2,884	$2,760	4.5%
Foodservice/Other	249	253	(1.2)	1,025	1,001	2.4
Australian Bakery	33	35	(5.0)	136	135	0.8
Intersegment	-	(2)		(6)	(12)

Total adjusted net sales	$1,016	$984	3.3%	$4,039	$3,884	4.0%

Adjusted operating segment income

Retail	$85	$82	3.7%	$313	$314	(0.6)%
Foodservice/Other	14	23	(39.1)	79	102	(22.4)
Australian Bakery	1	(3)	NM	4	(2)	NM

Adjusted operating segment income	$100	$102	(3.1)%	$396	$414	(4.7)%

Adjusted operating segment margin:

Retail	11.6%	11.8%	(0.2)%	10.8%	11.4%	(0.6)%
Foodservice/Other	5.7	9.3	(3.6)	7.7	10.2	(2.5)
Australian Bakery	1.0	(7.5)	8.5	2.9	(1.2)	4.1
Total Business Segments	9.8%	10.5%	(0.7)%	9.8%	10.7%	(0.9)%

NM = Not meaningful

    *Adjusted amounts are non-GAAP measures.

    See detailed explanation of non-GAAP measures at the end of this release.

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Financial Summary - As Reported

For the Quarter and Fiscal Year ended June 30, 2012 and July 2, 2011 (in millions, except per share data - unaudited)

	Quarter ended			Fiscal Year ended

	June 30,	July 2,	%	June 30,	July 2,	%
	2012	2011	Change	2012	2011	Change
Continuing operations:

Net sales:

Retail	$734	$698	5.0%	$2,884	$2,760	4.5%
Foodservice/Other	249	285	(12.3)	1,080	1,136	(4.9)
Australian Bakery	33	35	(5.0)	136	135	0.8
Intersegment	-	(2)		(6)	(12)

Total net sales	$1,016	$1,016	0.0%	$4,094	$4,019	1.9%

Operating segment income

Retail	$72	$73	(1.3)%	$274	$303	(9.8)%
Foodservice/Other	9	7	32.8	79	85	(6.4)
Australian Bakery	(5)	(3)	(51.4)	(2)	(2)	18.6

Operating segment income	$76	$77	(0.4)%	$351	$386	(9.0)%

Operating segment margin:

Retail	9.8%	10.5%	(0.7)%	9.5%	11.0%	(1.5)%
Foodservice/Other	3.7	2.5	1.2	7.4	7.5	(0.1)
Australian Bakery	(15.2)	(9.5)	(5.7)	(1.4)	(1.7)	0.3

Total Business Segments	7.5%	7.6%	(0.1)%	8.6%	9.6%	(1.0)%

NM = Not meaningful

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Net Sales Bridge

For the Quarter and Fiscal Year ended June 30, 2012 (unaudited)

The following table illustrates the components of the change in net sales versus the prior year

Fourth Quarter ended June 30, 2012	Retail	Foodservice/ Other	Australian Bakery	Total Business Segments
Volume	(1.0)%	2.9%	(3.4)%	0.2%

Mix	0.9	(2.8)	2.4	(0.1)

Price	2.3	(1.0)	1.3	1.4

Other	(0.5)	(0.3)	(0.1)	(0.3)

Organic sales change	1.7	(1.2)	0.2	1.2

Acquisitions	3.3	0.0	0.0	2.3

Foreign exchange impact	0.0	0.0	(5.2)	(0.2)

Adjusted net sales change	5.0	(1.2)	(5.0)	3.3

Dispositions	0.0	(11.1)	0.0	(3.3)

Total Net Sales Change	5.0%	(12.3)%	(5.0)%	0.0%

Fiscal Year ended June 30, 2012	Retail	Foodservice/ Other	Australian Bakery	Total Business Segments
Volume	(3.8)%	(0.1)%	(6.7)%	(2.7)%

Mix	0.5	(0.5)	0.4	0.1

Price	4.6	3.2	2.9	4.2

Other	(0.6)	(0.2)	(0.1)	(0.4)

Organic sales change	0.7	2.4	(3.5)	1.2

Acquisitions	3.8	0.0	0.0	2.7

Foreign exchange impact	0.0	0.0	4.3	0.1

Adjusted net sales change	4.5	2.4	0.8	4.0

Dispositions	0.0	(7.3)	0.0	(2.1)

Total Net Sales Change	4.5%	(4.9)%	0.8%	1.9%

*Adjusted net sales is a non-GAAP measure that excludes the impact of dispositions.

See detailed explanation of this and other non-GAAP measures in this release.

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Operating Results by Business Segment

For the Quarters ended June 30, 2012 and July 2, 2011 (in millions - unaudited)

	As Reported	Dispositions	As Adjusted
Fourth Quarter 2012
Net sales:
Retail	$734	$-	$734
Foodservice/Other	249	-	249
Australian Bakery	33	-	33
Intersegment	-	-	-

Total net sales	$1,016	$-	$1,016

Fourth Quarter 2011
Net sales:
Retail	$698	$-	$698
Foodservice/Other	285	32	253
Australian Bakery	35	-	35
Intersegment	(2)	-	(2)

Total net sales	$1,016	$32	$984

Fourth Quarter 2012	As Reported	Dispositions	Restructuring Actions	Impairment Charges	Other Significant Items	As Adjusted
Operating segment income:
Retail	$72	$-	$(8)	$-	$(5)	$85
Foodservice/Other	9	-	(5)	-	-	14
Australian Bakery	(5)	-	(3)	-	(3)	1

Total operating segment income	$76	$-	$(16)	$-	$(8)	$100

Operating segment margin	7.5%					9.8%

Fourth Quarter 2011
Operating segment income:
Retail	$73	$-	$(9)	$-	$-	$82
Foodservice/Other	7	1	(2)	(15)	-	23
Australian Bakery	(3)	-	-	-	-	(3)

Total operating segment income	$77	$1	$(11)	$(15)	$-	$102

Operating segment margin	7.6%					10.5%

Hillshire Brands Reports Fourth Quarter Results and Declares Dividend – Page 9

Operating Results by Business Segment

For the Fiscal Year ended June 30, 2012 and July 2, 2011 (in millions - unaudited)

	As Reported	Dispositions	As Adjusted
Fiscal Year 2012
Net sales:
Retail	$2,884	$-	$2,884
Foodservice/Other	1,080	55	1,025
Australian Bakery	136	-	136
Intersegment	(6)	-	(6)

Total net sales	$4,094	$55	$4,039

Fiscal Year 2011
Net sales:
Retail	$2,760	$-	$2,760
Foodservice/Other	1,136	135	1,001
Australian Bakery	135	-	135
Intersegment	(12)	-	(12)

Total net sales	$4,019	$135	$3,884

Fiscal Year 2012	As Reported	Dispositions	Restructuring Actions	Impairment Charges	Other Significant Items	As Adjusted
Operating segment income:
Retail	$274	$-	$(34)	$-	$(5)	$313
Foodservice/Other	79	8	(8)	-	-	79
Australian Bakery	(2)	-	(3)	-	(3)	4

Total operating segment income	$351	$8	$(45)	$-	$(8)	$396

Operating segment margin	8.6%					9.8%

Fiscal Year 2011
Operating segment income:
Retail	$303	$-	$(11)	$-	$-	$314
Foodservice/Other	85	3	(5)	(15)	-	102
Australian Bakery	(2)	-	-	-	-	(2)

Total operating segment income	$386	$3	$(16)	$(15)	$-	$414

Operating segment margin	9.6%					10.7%

Hillshire Brands Reports Fourth Quarter Results and Declares Dividend – Page 10

Explanation of Non-GAAP Financial Measures

Management measures and reports Hillshire Brands’ financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). In this release, Hillshire Brands highlights certain items that have significantly impacted the company’s financial results and uses several non-GAAP financial measures to help investors understand the financial impact of these significant items.

“Significant items” are income or charges (and related tax impact) that management believes have had or are likely to have a significant impact on the earnings of the applicable business segment or on the total company for the period in which the item is recognized, are not indicative of the company’s core operating results and affect the comparability of underlying results from period to period. Significant items may include, but are not limited to: charges for exit activities; consulting and advisory costs; lease and contractual obligation exit costs; impairment charges; pension partial withdrawal liability charges; debt extinguishment costs; spin-off related costs; tax charges on deemed repatriated earnings; tax costs and benefits resulting from the disposition of a business; impact of tax law changes; gains on the sale of discontinued operations; changes in tax valuation allowances and favorable or unfavorable resolution of open tax matters based on the finalization of tax authority examinations or the expiration of statutes of limitations. Management highlights significant items to provide greater transparency into the underlying sales or profit trends of Hillshire Brands or the applicable business segment or discontinued operations and to enable more meaningful comparability between financial results from period to period. Additionally, Hillshire Brands believes that investors desire to understand the impact of these factors to better project and assess the longer term trends and future financial performance of the company.

This release contains certain non-GAAP financial measures that exclude from a financial measure computed in accordance with GAAP the impact of the significant items and the impact of dispositions. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Hillshire Brands’ business that, when viewed together with Hillshire Brands’ financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting Hillshire Brands’ historical financial performance and projected future operating results, greater transparency of underlying profit trends and greater comparability of results across periods. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

In addition, investors frequently have requested information from management regarding the impact of significant items. Management believes, based on feedback it has received during earnings calls and discussions with investors, that these non-GAAP measures enhance investors’ ability to assess Hillshire Brands’ historical and projected future financial performance. Management also uses certain of these non-GAAP financial measures, in conjunction with the GAAP financial measures, to understand, manage and evaluate our businesses, in planning for and forecasting financial results for future periods, and as one factor in determining achievement of incentive compensation. Two of the three performance measures under Hillshire Brands’ annual incentive plan are net sales and operating income, which are the reported amounts as adjusted for significant items and possibly other items. Operating income, as adjusted for significant items, also may be used as a component of Hillshire Brands’ long-term incentive plans. Many of the significant items will recur in future periods; however, the amount and frequency of each significant item varies from period to period.

Hillshire Brands Reports Fourth Quarter Results and Declares Dividend – Page 11

The following is an explanation of the non-GAAP financial measures presented in this release.

“Adjusted EPS” excludes from diluted EPS for continuing operations the per share impact of significant items.

“Adjusted net sales” for continuing operations excludes from net sales as reported the impact of businesses that have been exited or divested for all periods presented but does not exclude the impact of businesses acquired after the start of the fiscal period presented. Results for businesses acquired are included from the date of acquisition onward.

“Adjusted operating segment margin” for continuing operations or an indicated business segment equals adjusted operating segment income for a business segment divided by adjusted net sales for that business segment.

“Adjusted operating segment income” for all business segments combined or for an indicated business segment excludes from the applicable operating segment income measure the impact of significant items recognized by that portion of the business during the fiscal period presented and excludes the results of businesses that have been exited or divested for all periods presented but does not exclude the impact of businesses acquired after the start of the fiscal period presented. Results for businesses acquired are included from the date of acquisition onward.